Exhibit 99.1

2600 Citadel Plaza Drive

P.O. Box 924133

Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Horn, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY CLOSES

$200 MILLION TERM LOAN

Houston, August 29, 2011 — Weingarten Realty (NYSE: WRI) announced today the closing of a $200 million unsecured term loan. The initial term of the loan is one year, and at the Company’s option can be repaid at par after nine months.

Borrowing rates under the agreement float at a margin over LIBOR. The margin is priced off a grid that is tied to the Company’s senior unsecured credit ratings from Moody’s and Standard & Poor’s. Based on WRI’s current senior unsecured credit rating, the LIBOR margin is 1.25%.

“We are pleased to close this term loan which provides us additional short-term capacity as the Company executes our previously announced accelerated disposition program. This new loan will allow the Company the ability to pay down debt as these transactions are completed,” said Steve Richter, Executive Vice President and Chief Financial Officer.

The Bank of Nova Scotia was the Lead Arranger and is the Administrative Agent. Sumitomo Mitsui Banking Corporation and PNC Bank National Association served as Co-Arrangers and Syndication Agents. U.S. Bank National Association served as the Documentation Agent. Compass Bank was also a participant in the loan.

Additional information regarding the term loan can be found in the Company’s Form 8-K which will be filed with the Securities and Exchange Commission (SEC).

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer. At June 30, 2011, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 386 developed income-producing properties and 11 properties under various stages of construction and development. The total number of properties includes 317 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The Company also owns 77 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas. At June 30, 2011, the Company operated a portfolio of properties representing approximately 73.4 million square feet. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

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